UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 9, 2007
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 9, 2007, Pride and certain of its subsidiaries entered into a stock purchase agreement pursuant to which they agreed to sell to GP Investments Ltd., a private equity firm based in Brazil, all of the issued and outstanding capital stock of the subsidiaries of Pride through which it conducts the business of its Latin America Land and E&P Services segments. The agreement provides for a purchase price of $1.0 billion in cash, subject to adjustment based on the working capital of the business at closing.
     The closing of the transaction pursuant to the agreement is subject to customary closing conditions, including the absence of a business material adverse effect (as defined), but is not subject to a financing condition or completion of regulatory filings. The closing is to occur on the later of (a) August 31, 2007 and (b) the first business day immediately following the day on which all of the conditions to the closing have been fulfilled or waived, or such other date as the parties may agree. The agreement may be terminated by either party after October 9, 2007 if the closing has not occurred by that date or if specified events occur that would prevent the closing from occurring.
     Pride has agreed not to compete with the business in Mexico, Central America and South America or solicit employees of the business for a period of three years following the closing. Pride also has agreed, subject to certain limitations, to indemnify the buyer against breaches of its representations, warranties and covenants and pre-closing tax matters, and the buyer has agreed, subject to certain limitations, to indemnify Pride against breaches of its representations, warranties and covenants and post-closing tax matters.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Senior Vice President, General Counsel and Secretary

Date: August 15, 2007

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